Exhibit 10.19
NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT
TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT
NONCOMPETITION, SEVERANCE AND EMPLOYMENT AGREEMENT
Between
CAROLINA FIRST BANK and MICHAEL W. SPERRY
     This Noncompetition, Severance and Employment Agreement (this “Agreement”) is entered into as September 6, 2007 by and between Michael W. Sperry an individual (“Executive”), and Carolina First Bank, a South Carolina corporation headquartered in Greenville, South Carolina (the “Company”).
Factual Recitals
     On May 10, 2004, The South Financial Group, Inc. (“TSFG”) and Executive entered into a Noncompetition, Severance and Employment Agreement (the “Prior Agreement”). The parties desire that this Agreement amend and restate the Prior Agreement in its entirety.
     TSFG and Executive entered into a Supplemental Executive Retirement Plan dated July 15, 2003 (the “SERP”). The parties hereto intend for this Agreement to modify the SERP to the extent set forth in Section 6.4 hereof.
Agreement
     In consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Employment. Subject to the terms and conditions hereof, the Company hereby employs the Executive and Executive hereby accepts such employment as an Executive Vice President of the Company having such duties and responsibilities as are set forth in Section 3 below.
     2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.
     “Cause” shall mean:
     (i) In the absence of a Change in Control: (a) fraud; (b) embezzlement; (c) conviction of the Executive of any felony; (d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Company; (g) gross negligence; or (h) the ineligibility of the Executive to perform Executive’s duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.
     (ii) After a Change in Control: (a) material criminal fraud, (b) gross negligence, (c) material dereliction of duties, (d) intentional material damage to the property or business of the Company, or (e) the commission of a material felony, in each case, as determined in the reasonable discretion of the Board, but only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and Executive’s counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company at a meeting of the Board called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered wilful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of Executive’s position, authorities or duties, a reduction in Executive’s total compensation or benefits, a relocation that he deems unreasonable in light of Executive’s personal circumstances, or other action by or upon request of the Company in respect of Executive’s position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.
     “Change in Control” shall mean:
     (i) when any Person or Persons acting as a “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act” and within the meaning of Section 409A of the Code and applicable regulations thereunder) acquires directly or indirectly, securities of The South Financial Group, Inc. (“TSFG”) representing an aggregate of more than 50% of the combined voting power of TSFG’s then outstanding voting securities other than:
(A) an acquisition by any employee plan established by TSFG;
(B) an acquisition by TSFG or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act);
(C) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities;
(D) an acquisition by a corporation owned, directly or indirectly, by stockholders of TSFG in substantially the same proportions as their ownership of TSFG; or
(E) except as provided in clause (iii) below, merger or consolidation of TSFG with any other corporation which is duly approved by the stockholders of TSFG; or
     (ii) when a majority of the board of directors of TSFG is replaced during any 12-month period and such new appointments are not approved by a majority of the members of the current board prior to the date of appointment or election; or
     (iii) when the stockholders of TSFG approve a merger or consolidation of TSFG with any other corporation other than (A) a merger or consolidation that would result in the voting securities of TSFG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least a majority of the combined voting power of the voting securities of TSFG or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of TSFG (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of TSFG (not including in the securities beneficially owned by such Person any securities acquired directly from TSFG) representing a majority of the combined voting power of TSFG’s then outstanding voting securities; or (C) a plan of complete liquidation of TSFG or an agreement for the sale or disposition by TSFG of all or substantially all of TSFG’s assets.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.
     “Compensation” shall mean the sum of (i) Executive’s Annual Base Salary (as defined in Section 6.1), and (ii) Executive’s Annual Bonus Amount. For purposes of this definition, “Annual Bonus Amount” means the average of the annual cash bonuses earned by Executive under any written short-term (i.e. one year) plan (regardless of whether a particular bonus has yet been paid or whether any portion thereof was deferred) as a result of employment by the Company and its affiliates over the three year period immediately preceding the date of termination. For purposes of this Agreement, this three year period shall be 2005 – 2007 and the 2007 bonus shall be as set forth in Section 6.2.
     “Confidential Information” shall mean all business and other information relating to the business of the Company and its affiliates, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information shall not include any of the foregoing that does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.
     “Disability” or “Disabled” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) Executive being unable to engage in any substantial gainful activity or (ii) Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan (including disability benefits) covering employees of the Company. In addition, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Involuntary Termination“ shall mean the termination by Executive of Executive’s employment with the Company and all its affiliates that are considered a single employer within the meaning of Sections 414(b) and 414(c) of the Code within the one year period following a Change in Control which is due to (i) a material diminution of Executive’s responsibilities, or working conditions, or duties; or (ii) a material diminution in the Executive’s base pay; or (iii) a material negative change in the terms or status (including any rolling status) of this Agreement; or (iv) a forced relocation of Executive outside the Greenville, SC metropolitan area; or (v) a significant increase in Executive’s travel requirements; provided, however, the Executive shall provide written notice to the Company of the initial existence of the condition causing the change in terms or status no more than ninety (90) days after the change in terms or status occurs and the Company shall have thirty (30) days to resolve the issue causing the change in terms or status. If the Company resolves such issue, then Executive’s employment shall not be subject to Involuntary Termination.
     “Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
     “Voluntary Termination” shall mean the termination by Executive of Executive’s employment following a Change in Control which is not the result of any of clauses (i) through (v) set forth in the definition of Involuntary Termination above.
     3. Duties. Prior to October 1, 2007, Executive shall continue with his current duties as a senior credit executive reporting to H. Lynn Harton. From October 1, 2007 through March 31, 2008, Executive, though still an employee, shall serve in a more “consultant” role, and during such period, be responsible for calculating loan loss reserves, attend any meetings between the Company and the FDIC related to the credit area, and meet at least monthly with Mr. Harton for update purposes.
     4. Term. The term of this Agreement and Executive’s employment hereunder shall commence on the date hereof and terminate at the close of business on March 31, 2008 (the “Term“).

     5. Termination. This Agreement may be terminated as set forth in this Section 5. This Section 5 is not intended to encompass the consequences of what occurs upon the expiration of this Agreement on March 31, 2008.
     5.1 The Company. The Company shall have the right to terminate Executive’s employment hereunder at any time during the Term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive’s death, or (iv) without Cause.
     5.1.1 If the Company terminates Executive’s employment under this Agreement pursuant to clause (i) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination; provided, however, if Executive is terminated for Cause after a Change in Control, then such termination shall be treated as a Voluntary Termination as contemplated in and subject to the terms of Section 5.2.3 below without the application of Section 5.2.4 below.
     5.1.2 If the Company terminates Executive’s employment under this Agreement pursuant to clauses (ii) or (iii) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination except that Executive or Executive’s estate will be entitled to receive the bonus referenced in Section 6.2 hereof.
     5.1.3 If the Company terminates Executive pursuant to clause (iv) of Section 5.1, Executive shall be entitled to receive immediately in a lump sum as severance upon such termination, an amount equal to three times Executive’s Compensation.
     5.1.4 In the event of such termination pursuant to clause (iv) of Section 5.1, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company’s benefit plans; (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or Executive’s total non-qualified retirement benefit hereunder if under the terms of the Company’s qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this Section 5.1.4 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon Executive’s actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, Executive’s dependents, beneficiaries and estate. Subject to applicable legal limits to the contrary, including, without limitation, limits applicable to incentive stock options under the Code, in the event of termination pursuant to clause (iv) of Section 5.1, Executive shall have three years from the date of such termination to exercise any outstanding stock options (provided that such provision shall not be deemed to extend the 10 year term of any options).
     5.2 By Executive. Executive shall have the right to terminate Executive’s employment hereunder if (i) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company; (ii) there is a Voluntary Termination; or (iii) there is an Involuntary Termination.
     5.2.1 If Executive terminates Executive’s employment other than pursuant to clauses (i), (ii) or (iii) of Section 5.2, the Company’s obligations under this Agreement shall cease as of the date of such termination.

     5.2.2 If Executive terminates Executive’s employment hereunder pursuant to clause (i) of Section 5.2 and there has been a Change in Control, or pursuant to clause (iii) of Section 5.2, Executive shall be entitled to receive Executive’s base salary and other benefits due Executive through the termination date less applicable taxes and other deductions and a lump sum payment equal to three times Executive’s Compensation. If the Executive terminates Executive’s employment pursuant to clause (i) of Section 5.2 and in the absence of a Change in Control, Executive shall be entitled to receive immediately in a lump sum as severance upon such termination, an amount equal to one times Executive’s Compensation.
     5.2.3 If Executive terminates Executive’s employment pursuant to clause (ii) of Section 5.2, Executive shall be entitled to receive Executive’s base salary and other benefits due Executive through the termination date less applicable taxes and other deductions and receive immediately in a lump sum as severance aggregate compensation and benefits provided in Section 6 equal to one times Executive’s Compensation.
     5.2.4 In addition, in the event of such termination pursuant to any of clauses (i) through (iii) of this Section 5.2, (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, and (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company’s benefit plans, and (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, or Executive’s total non-qualified retirement benefit hereunder if under the terms of the Company’s qualified retirement plan for salaried employees he is not entitled to a qualified benefit, and (D) if any provision of this Section 5.2.4 cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon Executive’s actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, Executive’s dependents, beneficiaries and estate. Subject to applicable legal limits to the contrary including, without limitation, limits applicable to incentive stock options under the Code, in the event of termination pursuant to clauses (i) through (iii) of Section 5.2, Executive shall have three (3) years from the date of such termination to exercise any outstanding stock options (provided that such provision shall not be deemed to extend the 10 year term of any options).
     6. Compensation. In consideration of Executive’s services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company, provided that Executive’s salary pursuant to Section 6.1 shall be payable not less frequently than monthly):
     6.1 Annual Salary. During the Term hereof, the Company shall pay to Executive a base salary equal to $250,000.00 (the “Annual Base Salary”).
     6.2 2007 Incentive Bonus. Executive shall receive a bonus under the Management Incentive Compensation Plan for all services rendered during 2007 and for the first quarter of 2008 of $450,000, which amount shall be payable on or before March 15, 2008.
     6.3 Long Term Incentive Compensation Plan. From the date hereof, Executive shall not receive any further awards under TSFG’s Long Term Incentive Compensation Plan.

(i)	All Executive’s unvested time-based awards of LTIP restricted stock (i.e. 2,367 shares) shall be vested at the end of the Term.

(ii)	At the end of the Term, TSFG shall vest any stock options held by Executive that are not “under water” on March 31, 2008. In addition, all vested stock options held by Executive upon expiration of the Term may be exercised on or before the earlier of March 31, 2009 or the expiration date of such stock option (which is ten years after issuance).
     6.4 Supplemental Executive Benefit Plan. Executive will continue to participate in the SERP through March 31, 2008. At the end of the Term hereof, the SERP shall be deemed amended to provide that Executive will be entitled to a 45% early retirement benefit, which shall be payable to Executive in accordance with the Early Retirement Benefit provisions of the SERP, subject to the provisions of Section 409A of the Code.
     6.5 Deferred Compensation. In January 2008, the Company will pay, on behalf of Executive, $15,000 into the TSFG Deferred Compensation Plan.
     6.6 Miscellaneous Benefits. During the Term hereof, Executive shall be entitled to participate in any other employee benefit plan, programs, policies or other arrangements provided by the Company to general employees.
     6.7 Term Life and Other Insurance. The Company will keep in place through the end of the Term the existing $1 million term life insurance policy that it maintains on Executive. During January 2008, the Company will pay the annual premium on such policy, together with a gross-up payment to cover income taxes associated with this premium), and after the Term hereof, Executive shall own such policy, which the option to continue at his expense, future premium payments. Executive’s rights with respect to other insurance (such as group life, and supplemental group life for Executive and spouse) will be handled in accordance with the terms of such policies, and are not amended by this Agreement.
     7. Excess Parachute Payments. It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Company’s independent accountants acting as auditors for the Company on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to the point that such compensation shall not qualify as “excess parachute payments.”
     8. Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates. After termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of Executive’s employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive’s employment hereunder (including all copies of the foregoing) in Executive’s possession or control and all of the Company’s equipment and other materials in Executive’s possession or control. The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Section 8 by the Company.

     9. Noncompetition and Nonsolicitation Agreement. The Noncompete Period shall be the one year period following the date of termination of employment for any reason.
     9.1 During the Noncompete Period, Executive shall not directly or indirectly enter into an employment or consulting arrangement with any other bank, thrift, or depository institution, including an institution in organization, (a “Competitor”) which would involve Executive working or consulting as a credit executive and overseeing, servicing or otherwise having responsibility for customers located in the state of South Carolina. The parties acknowledge that Executive may (1) engage in consulting services in which Executive advises banking institutions as to credit department matters (but not as to particular matters relating to South Carolina-based customers) and/or (2) work for Orr Management Group (or a similar institution), again so long ass Executive does not provide services related to South Carolina-based customers.
     9.2 During the Noncompete Period, Executive shall not directly or indirectly, including through another person or entity (including a Competitor) (i) solicit or induce any Company employee to leave the employment of the Company or in any way interfere with the relationship between Company and any employee, (ii) hire or engage any person who is an employee of Company, or (iii) solicit or induce any customer, supplier, or other person or entity in a business relation with Company to cease doing business with Company, or in any way interfere with such business relationship. For purposes of this Section 9.2, the phrase “customer, supplier or other person or entity in a business relation with Company” means those persons or entities with whom the Company had a customer relationship during the 12-month period prior to the termination of the Executive.
     9.3 If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive. Executive agrees that the restrictions contained in this Section 9 are reasonable and appropriate when considered in light of the nature and extent of the business of the Company.
     9.4 In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.
     9.5 The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Section 9 by the Company. The Noncompete Period shall be extended commensurately for any period of time during which the covenants set forth in this Section 9 are contested. The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. The terms of this Section 9 shall survive the termination of Executive’s employment and the termination or expiration of this Agreement.
     10. Trust. Notwithstanding anything to the contrary in this agreement, in lieu of direct payments to the Executive under Section 5 of this Agreement, the Company shall establish an irrevocable trust to fund and pay Executive the maximum amount of obligations which could reasonably be expected to become payable hereunder under any circumstances (which may be a “rabbi trust” if so requested by Executive), which trust (i) shall have as trustee an individual acceptable to Executive, (ii) shall be fully funded upon the earlier of a Change in Control or the approval of any regulatory application filed by a potential acquiror of the Company seeking to acquire control of the Company, and (iii) shall contain such other terms and conditions as are reasonably necessary in Executive’s determination to ensure the Company’s compliance with its obligations hereunder.
     11. Assignment. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of Company.
     12. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Company:	The South Financial Group, Inc.
Poinsett Plaza
104 South Main Street
Greenville, South Carolina 29601
Attn: Mary A. Jeffrey

To Executive:	Michael W. Sperry
219 Abbot Trail
Greenville, SC 29605
Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
     13. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
     14. Remedies in the Absence of a Change in Control. The terms of this Section 14 will apply in the absence of a Change in Control.
     14.1 The Executive acknowledges that if he breaches or threatens to breach Executive’s covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.
     14.2 All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.
     14.3 In the event that the Executive is reasonably required to engage legal counsel to enforce Executive’s rights hereunder against the Company, Executive shall be entitled to receive from the Company Executive’s reasonable attorneys= fees and costs; provided that Executive shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Executive.

     15. Remedies in the Event of a Change in Control. The terms of this Section 15 shall apply in the event of a Change in Control.
     15.1 The Executive acknowledges that if he breaches or threatens to breach Executive’s covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company. All claims, disputes and other matters in question between the Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement shall be decided under and governed by the laws of the State of South Carolina.
     15.2 The Company is aware that upon the occurrence of a Change in Control, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of Executive’s rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of Executive’s rights hereunder under threat of incurring such costs. Accordingly, if at any time after a Change in Control, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate Executive’s employment for cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to Executive hereunder, and the Executive has acted in good faith to perform Executive’s obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice at the expense of the Company to represent Executive in connection with the protection and enforcement of Executive’s rights hereunder, including without limitation representation in connection with termination of Executive’s employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in Executive’s sole judgment use of common counsel could be prejudicial to Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use Executive’s best efforts to agree with such other officers or executives to retain common counsel.
     16. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

     17. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.
     18. Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.
     19. 409A Compliance.
     A. If the Agreement provides that the exercise of a stock option following Executive’s termination of employment may be extended to a specified date beyond that set forth in the option award agreement, then it may be extended to a date no later than the earlier of (i) the date specified in the Agreement; (ii) the end of the scheduled term of any such stock option; or (iii) the tenth anniversary of the original date of grant of the stock option.  If the Agreement does not provide for a stock option exercise period, this paragraph shall not apply.
     B. The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Section 409A of the Code, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Section 162(m) of the Code, or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest day at which the Company reasonably anticipates that the making of the payment would not cause such a violation.
     C. If a payment is payable under the Agreement due to a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i)) and related Company procedures), then the payment shall be made on a date that is six months after the date of the Executive’s separation from service to the extent necessary to comply with the requirements of Section 409A of the Code and related treasury regulations.
     D. The Agreement, as modified by this Amendment, is intended to comply with the requirements of 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Agreement is contrary to or fails to address the requirements of Section 409A of the Code and related treasury regulations, the Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Agreement is appropriately amended to comply with such requirements.
     20. Withholding. The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereto, and in particular, supersedes the Prior Agreement.
[end of page – signatures on the following page]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/Michael W. Sperry
Michael W. Sperry

CAROLINA FIRST BANK

By: /s/ Mary A. Jeffrey
Title: Executive Vice President

THE SOUTH FINANCIAL GROUP, INC.

By: /s/ Mary A. Jeffrey
Title: Executive Vice President

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